State of Delaware
Secretary of State
Division of Corporations
Delivered 03:11 PM 02/10/2015
FILED 03:11 PM 02/10/2015
SRV 150175334 - 3817924 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of **North Bay Resources Inc.** resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "**FOURTH**" so that, as amended, **the paragraph below shall be inserted immediately following the first paragraph** of said Article and shall read as follows:

"At the initial date and time of the effectiveness of this Certificate of Amendment (the "Reverse Stock Split Effective Time"), the following recapitalization (the "Reverse Stock Split") shall occur: each two hundred (200) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall be exchanged and combined into one (1) share of Common Stock. The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share on a certificate-by-certificate basis. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock affected thereby."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of February, 2015.

By: ______________________
Authorized Officer

Title: CEO/Chairman of the Board

Name: Perry Leopold
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